                           SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                              (Amendment No.  )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the Commission Only
                                             (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                           Objective Systems Integrators, Inc.
                             ----------------------------------------------------------------
                                     (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
         Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

Notes:



                      OBJECTIVE SYSTEMS INTEGRATORS, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD NOVEMBER 18, 1998

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Objective Systems Integrators, Inc., a Delaware corporation ("OSI"), will be held on Wednesday, November 18, 1998, at 10:00 a.m. local time, at the Lake Natoma Inn, 702 Gold Lake Drive, Folsom, California 95630, for the following purposes:

  1. To elect five directors to serve until the next Annual Meeting or until their successors are elected and qualified.

  2. To approve an amendment to the 1995 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance by 1,000,000 shares.

  3. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending June 30, 1999.

  4. To transact such other business as may properly come before the Meeting.

  More detail about the stated purposes of the Meeting can be found in the Proxy Statement that accompanies this Notice. The record date for the Meeting is October 8, 1998. Only stockholders of record at the close of business on that date will be given notice of the Meeting and are entitled to vote.

  All stockholders are invited to attend the Meeting. We urge you to mark, sign, date and return a Proxy as promptly as possible to ensure that your shares are represented. A postage-prepaid envelope has been enclosed for that purpose. If you do attend the Meeting, you may vote in person even if you have returned a Proxy.

                                          Sincerely,

                                          /s/ Philip N. Cardman

                                          Philip N. Cardman
                                          Vice President, General Counsel and
                                           Secretary

Folsom, California
October 16, 1998


                           YOUR VOTE IS IMPORTANT.

 TO ENSURE YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE MARK, SIGN, DATE
                AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE.

                      OBJECTIVE SYSTEMS INTEGRATORS, INC.

                               ----------------

                           PROXY STATEMENT FOR 1998
                        ANNUAL MEETING OF STOCKHOLDERS

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed Proxy is being solicited on behalf of the Board of Directors ("Board") of OBJECTIVE SYSTEMS INTEGRATORS, INC., a Delaware corporation ("OSI"), for use at our Annual Meeting of Stockholders ("Annual Meeting") to be held Wednesday, November 18, 1998, at 10:00 a.m. local time (or at any adjournment of the Annual Meeting), and for the purposes described in this Proxy Statement. The Annual Meeting will be held at the Lake Natoma Inn, 702 Gold Lake Drive, Folsom, California 95630. OSI's principal executive offices are at 100 Blue Ravine Road, Folsom, California 95630. Our telephone number is
(916) 353-2400.

  These proxy solicitation materials and the Annual Report to Stockholders for the year ended June 30, 1998, were first mailed on or about October 16, 1998, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND OUTSTANDING SHARES

  Stockholders of record at the close of business on October 8, 1998 ("Record Date") will be given notice of the Annual Meeting and are entitled to vote. OSI has one series of Common Shares outstanding, designated Common Stock, $.001 par value per share ("Common Stock"). On the Record Date, 34,816,503 shares of Common Stock were issued and outstanding. They were held of record by 140 stockholders.

REVOCABILITY OF PROXIES

  Proxies can be revoked at any time before their use by (a) delivering a written notice of revocation to our Secretary, (b) delivering a duly executed proxy bearing a later date to our Secretary, or (c) attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

  You have one vote for each share of Common Stock held on the Record Date. In voting for the election of directors (Proposal One) you may cumulate your votes. For cumulative voting, the total number of votes that may be cast is five times the number of shares that you are entitled to vote. One candidate may be given all of your votes or they may be distributed among as many candidates as you chose. However, (a) votes cannot be cast for more than five candidates or for a candidate who has not been nominated before the voting, and (b) cumulative voting will not apply unless at least one stockholder has given notice, before the voting, of the intention to cumulate. On all other matters, each share of Common Stock has one vote. A majority of the outstanding shares of Common Stock on the Record Date must be represented at the Annual Meeting for business to be transacted. Abstentions and Broker Nonvotes will be counted in establishing a quorum.

  This solicitation is being made by OSI, who will bear all related costs. Chase Mellon Shareholder Services has been employed to distribute stockholder materials, both to stockholders of record and to organizations representing beneficial owners. OSI will reimburse Chase Mellon for this service. We may also reimburse brokerage firms and others representing beneficial owners for their expenses in forwarding solicitation material to beneficial owners. In addition, proxies may be solicited, without additional compensation, by our directors, officers and other employees.

QUORUM, ABSTENTIONS AND BROKER NONVOTES

  Votes cast at the Annual Meeting will be counted by the Inspector of Elections ("Inspector"), who is a representative of our Transfer Agent. The Inspector will also determine whether a quorum is present. For proposals to be approved, Delaware law generally requires an affirmative vote by a majority of shares present (in person or by proxy) at a duly held meeting where there is a quorum. Delaware law also generally provides that a quorum for a meeting will exist only if a majority of the shares entitled to vote at the meeting are present either in person or by proxy.

  In determining whether a quorum is present, the Inspector will treat shares that are voted "Withheld" or "Abstain" as being present and entitled to vote. They will not be treated as votes in favor of any matter submitted. Proxies which are returned using the form of proxy enclosed but which are not marked as to a particular item, will be voted to elect the five nominated directors, to approve amending our 1995 Employee Stock Purchase Plan, to ratify the appointment of Deloitte & Touche LLP and, as the proxy holders deem advisable, on any other matters that may properly come before the Annual Meeting.

  If a broker indicates that it has no discretionary authority for a particular matter ("Broker Nonvotes"), the Inspector will not consider the shares held by the broker as being present in determining whether a quorum exists for that matter.

  We believe that these tabulation procedures are consistent with Delaware law and our Bylaws.

DEADLINE FOR STOCKHOLDER PROPOSALS

  Stockholder proposals for the next Annual Meeting of Stockholders must be received by OSI not later than June 11, 1999, to be considered for inclusion in the Proxy Statement and form of Proxy relating to the Annual Meeting.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table has information on the beneficial ownership of our Common Stock as of October 8, 1998, for (a) each person that we know beneficially owns more than 5% of the outstanding shares of our Common Stock,
(b) each of our directors, (c) each of our officers named in the Summary Compensation Table on page 12, and (d) all of our directors and executive officers as a group.

FIVE- PERCENT STOCKHOLDERS, DIRECTORS     COMMON STOCK        APPROXIMATE
AND CERTAIN EXECUTIVE OFFICERS         BENEFICIALLY OWNED PERCENTAGE OWNED(1)
-------------------------------------  ------------------ -------------------
Colorado State Bank and Trust,
Trustee(2)............................      8,000,000            27.85%
 1600 Broadway, Suite 300
 Denver, CO 80202
Tom L. Johnson(3).....................      6,180,273            21.52%
Richard G. Vento(4)...................      6,180,271            21.52%
Jonathan B. Shantz (5)................      1,315,789             4.58%
Dr. Kornel Terplan (6)................        374,421             1.08%
James K.R. Souders (7)................        198,855                *
Dan D. Line (8).......................        204,435                *
David M. Allen (9)....................         80,938                *
George F. Schmitt (10)................         61,042                *
Patric R. Olenczak (11)...............         17,708                *
Philip N. Cardman (12)................         89,063                *
Jay West (13).........................         26,140                *
All directors and executive officers
as a group (10 persons)...............     14,728,935            41.61%

--------
  *  Less than 1% of the outstanding shares.
 (1) Options exercisable on or before December 7, 1998, are treated as being outstanding in computing both ownership and percentage ownership for the optionee, but not in computing the percentage of any other person. Percentage ownership is based on 34,816,503 shares of Common Stock outstanding as of October 8, 1998, together with options held by each individual. Beneficial ownership is determined according to the Securities and Exchange Commission ("SEC") rules, and includes voting and investment power with respect to shares.
 (2) Includes 2,000,000 shares held in each of two Grantor Retained Annuity Trusts (GRATs) created by Mr. Johnson and Mr. Johnson's wife, 1,750,000 shares held in each of two GRATs created by Mr. Vento and Mr. Vento's wife, as well as 250,000 shares held in each of two Charitable Lead Trusts created by Mr. Vento and Mr. Vento's wife. Colorado State Bank and Trust is the trustee of each of the trusts and exercises sole voting and investment power over the shares.
 (3) Includes 549,505 shares owned directly by Mr. Johnson in addition to 549,505 shares owned by Mr. Johnson's wife, 2,376,237 shares owned by Kari Anne Johnson, L.L.C., 2,376,237 shares owned by Kevin Johnson, L.L.C. and 328,789 shares owned by Johnson L.L.C. over which Mr. Johnson is deemed to have share voting and investment power.
 (4) Includes 549,506 shares owned directly by Mr. Vento in addition to 549,506 shares owned by Mr. Vento's wife, 1,584,157 shares owned by Nicole Vento, L.L.C., 1,584,157 shares owned by Renee Vento, L.L.C., 1,584,157 shares owned by Gail Vento, L.L.C. and 328,790 shares owned by Vento, L.L.C. over which Mr. Vento is deemed to have share voting and investment power.
 (5) Includes 1,315,789 shares owned by Cisco Systems, Inc. Mr. Shantz is a Vice President at Cisco Systems, Inc. Mr. Shantz disclaims any beneficial ownership of these shares.
 (6) Includes 12,500 shares of Common Stock which may be acquired under stock options that can be exercised on or before December 7, 1998.
 (7) Includes 116,405 shares of Common Stock which may be acquired under stock options that can be exercised on or before December 7, 1998.
 (8) Includes 201,796 shares of Common Stock which may be acquired under stock options that can be exercised on or before December 7, 1998.

 (9) Includes 71,042 shares of Common Stock which may be acquired under stock options that can be exercised on or before December 7, 1998.
(10) Includes 51,042 shares of Common Stock which may be acquired under stock options that can be exercised on or before December 7, 1998.
(11) Includes 17,708 shares of Common Stock which may be acquired under stock options that can be exercised on or before December 7, 1998.
(12) Includes 89,603 shares of Common Stock which may be acquired under stock options that can be exercised on or before December 7, 1998.
(13) Includes 26,140 shares of Common Stock which may be acquired under stock options that can be exercised on or before December 7, 1998.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

  OSI's Bylaws provide for six directors. However, we expect that only five directors will be elected at the Annual meeting, with one vacancy remaining outstanding. We intend to appoint a director to fill the vacancy when a suitable candidate is found. Unless otherwise instructed, proxy holders will vote the proxies they receive for the five nominees listed below, all of whom are presently directors of OSI. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee designated by the present Board to fill the vacancy. We are not aware of any nominee who is unable or will decline to serve as a director. If additional nominations are made, the proxy holders will vote the proxies they receive (in accordance with cumulative voting) to elect as many of the nominees listed below as is possible. The proxy holders will decide on the specific nominees that will receive their votes. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

VOTE REQUIRED

  If a quorum is present and voting, the five nominees receiving the highest number of votes will be elected to the Board. Abstentions and Broker Nonvotes are not counted in electing directors.

NOMINEES

  The names of the nominees, and some information about each, are as follows:

NAME OF NOMINEE          AGE POSITION WITH OSI
---------------          --- -----------------
Tom L. Johnson (1)......  53 Co-Chairman of the Board of Directors and Co-Chief Executive Officer
Richard G. Vento (1)....  58 Co-Chairman of the Board of Directors and Co-Chief Executive Officer
George F. Schmitt
(1)(2)..................  55 Director
Jonathan B. Shantz
(1)(2)..................  39 Director
Dr. Kornel Terplan
(1)(2)..................  54 Director

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

  There are no family relationships among the directors or executive officers.

  Tom L. Johnson is OSI's Co-Chief Executive Officer and Co-Chairman of the Board. He co-founded Objective Systems Integrators, a partnership and the predecessor to OSI, in January 1989, and was Co-Chief Executive Officer and Chairman of the Board of Directors from 1989 to 1995. He also was President from May 1991 to June 1994, Chief Financial Officer from July 1989 to November 1993, and Vice President, Product Development, from July 1990 to July 1995. From January 1987 to February 1989, he co-founded and served as Vice President, Product Development, of TelWatch, Inc., a telecommunications software and hardware company. Before January 1987, he was for more than 22 years involved in a number of software companies, including TelAccount, Inc., Schmidt Associates, Computer Science Corporation, Control Data Service Bureau, University Computing Company and MRI Systems, serving in a variety of management and technical positions. Mr. Johnson received a B.S. degree in Abstract Mathematics with a minor in Business Management from the University of Houston.

  Richard G. Vento is OSI's Co-Chief Executive Officer and Co-Chairman of the Board. He co-founded Objective Systems Integrators, a partnership and the predecessor to OSI in January, 1989. He served as President from June 1994 to July 1995, as Secretary from July 1989 to November 1993 and as Vice President, Sales and

Marketing, from July 1990 to June 1994. From January 1987 to February 1989, he co-founded and served as Vice President, Business Development, of TelWatch, Inc., a telecommunications software and hardware company. Before January 1987 he was for more than 23 years involved with a number of software companies, including TelAccount, Inc., Schmidt Associates, Computers Sciences Corporation, ADP Network Services and TYMSHARE, Inc., serving in a variety of management positions. Mr. Vento received a B.A. degree in Mathematics and a B.S. degree in Business and Economic Statistics from San Francisco State University and an A.A. degree in Liberal Arts from Foothill College.

  George F. Schmitt has been a director of OSI since October 1995. Mr. Schmitt has been President of Omnipoint Communications Inc. and Executive Vice President of Omnipoint Corporation (collectively, "Omnipoint") since October 1995. From November 1994 to September 1995, Mr. Schmitt was President and Chief Executive Officer of PCS PrimeCo, a personal communications service partnership formed by AirTouch Communications, NYNEX, Bell Atlantic and US West. From November 1993 to November 1994, Mr. Schmitt was Executive Vice President, International Operations, of AirTouch Communications. From January 1990 to March 1994, he served as Vice President of Pacific Telesis Group, a predecessor to AirTouch. Before January 1990, Mr. Schmitt held various management positions with Pacific Telesis Group and Pacific Bell. Mr. Schmitt is a director of Omnipoint Corporation. Mr. Schmitt has a B.A. degree from St. Mary's College of California and an M.S.M. degree from Stanford University.

  Jonathan B. Shantz has been a director of OSI since January 1996. Mr. Shantz has been Vice President, Service Provider Market, of Cisco Systems, Inc. since November 1995. From April 1992 to October 1995, Mr. Shantz was with British Telecom, where he was the Head of the Applications and Information Markets area. Before April 1992, he held various managerial positions at Bellcore and Bell Laboratories. Mr. Shantz has a B.A. degree from UC Santa Barbara in Economics/Mathematics, an M.S. degree from the University of Arizona in Systems Engineering and an M.B.A. degree from Rutgers University.

  Dr. Kornel Terplan has been a director of OSI since August 1992. Dr. Terplan has been the President of Performance Navigations, Inc., a telecommunications company, since 1983. Before 1983, Dr. Terplan served as a consultant and systems engineer to Computer Sciences Corporation and Tesdata, Inc., both telecommunications companies. For more than 25 years, Dr. Terplan has served as a corporate consultant providing consulting, training and product development services to various national and multinational corporations in the telecommunications industry, including AT&T, France Telecom and Siemens. He has a B.A. degree in Electronics, an M.S. degree in Electronics and a Ph.D. degree in Operational Research from the University of Dresden, Germany.

BOARD MEETINGS AND COMMITTEES

  The Board held five meetings in fiscal 1998. No director attended fewer than 75% of the Board meetings and the committees on which he served. The Board has an Audit Committee and a Compensation Committee. The Board has no Nominating Committee or any committee that performs that function.

  In fiscal 1998, the Audit Committee consisted of Messrs. Schmitt, Shantz and Terplan. The Audit Committee oversees our independent auditors and reviews our internal financial procedures and controls. This Committee met two times in fiscal 1998.

  In fiscal 1998, the Compensation Committee consisted of Messrs. Johnson, Vento, Schmitt, Shantz and Terplan. The Compensation Committee determines salaries, incentives and other forms of compensation for our directors, officers and other employees. It also administers various of our incentive compensation and benefit plans. The Compensation Committee met two times in fiscal 1998.

                                 PROPOSAL TWO

                AMENDMENT OF 1995 EMPLOYEE STOCK PURCHASE PLAN

  At the Annual Meeting, you are being asked to approve an amendment of our 1995 Employee Stock Purchase Plan ("Plan") to increase the number of shares that can be issued by 1,000,000 shares. The Plan was adopted by the Board and approved by the stockholders in August 1995. A total of 1,487,500 shares of Common Stock can be issued under the Plan. As of the Record Date, a total of 888,522 shares had been issued at an average purchase price of $5.2877 per share. Excluding the 1,000,000 shares for which approval is being sought at the Meeting, 598,978 shares remain available for future issuance.

  The fair market value of our Common Stock on the first day of the most recent offering period was $11.375 per share. See "Purchase Price."

VOTE REQUIRED

  The affirmative vote of at least a majority of the Votes Cast is needed to amend the Plan. The "Votes Cast" under Delaware law are the shares of Common Stock present at the Annual Meeting (in person or by proxy) and entitled to vote on a matter. We will count abstentions and votes against amending the Plan in determining whether there is a quorum for the Annual Meeting and the number of Votes Cast. We will count Broker Nonvotes in determining the presence or absence of a quorum, but not in determining the number of Votes Cast.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" AMENDING THE PLAN.

  The essential terms of the Plan are as follows:

PURPOSE

  The purpose of the Plan is to provide our employees (and those of our subsidiaries that the Board designates) with an opportunity to purchase our Common Stock through accumulated payroll deductions. The Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986 ("Code").

ADMINISTRATION

  The Plan can be administered by the Board or a committee appointed by the Board. It is currently administered by the Board. All questions of interpretation or application of the Plan are determined by the Board, and its decisions are final and binding on all participants. No charge for administrative or other costs may be made against the payroll deductions of a participant. Members of the Board receive no additional compensation for their services in administering the Plan.

OFFERING PERIODS

  The Plan has offering periods of approximately twenty-four months, each divided into four six-month purchase periods. The offering periods begin the first trading day on or after May 1 and November 1 of each year. The Board has the power to change the length of the offering periods without stockholder approval. The Board plans to change the length of the offering periods to approximately six months each. This change is expected to become effective as of November 1, 1998.

ELIGIBILITY

  Participation in the Plan is available to anyone who (a) is a regular employee scheduled to work at least twenty hours per week and at least five months per calendar year, and (b) was employed by OSI (or a subsidiary designated by the Board) on the first day of the offering period.

  Eligible employees become participants in the Plan by delivering a subscription agreement to our payroll department. An employee who becomes eligible to participate in the Plan after an offering period starts may not participate until the next offering period.

PURCHASE PRICE

  Shares are sold to participating employees at 85% of the fair market value of a share of Common Stock on (a) the first day of the offering period or (b) the last day of the purchase period, whichever is less. Under the Plan, fair market value is the closing sales price of the Common Stock as reported on The Nasdaq Stock Market. The closing price per share of Common Stock on the Record Date was $3.50.

PAYMENT OF PURCHASE PRICE AND PAYROLL DEDUCTIONS

  The purchase price for the shares is accumulated by payroll deductions over the offering period. Deductions may not exceed 15% of an employee's compensation. Employees may stop their participation in the Plan at any time during an offering period. An employee may also increase or decrease the rate of deductions once during any purchase period. Payroll deductions begin on the first payday after an offering period starts and continue at the same rate until the end of the offering period, unless terminated or changed as provided in the Plan.

PURCHASE OF STOCK AND EXERCISE OF OPTION

  By executing a subscription agreement to participate in the Plan, an employee is granted an option to purchase shares of Common Stock. The maximum number of shares that an employee can buy in a purchase period is determined by dividing the amount of compensation withheld over the purchase period by the lower of (a) 85% of the fair market value of a share of Common Stock on the first day of the offering period or (b) 85% of the fair market value of a share of Common Stock on the last day of the purchase period. However, in all events, the total shares issued to an employee for a purchase period cannot exceed the number that results from dividing $12,500 by the market value of a share of Common Stock at the beginning of the offering period. Unless the employee's participation is discontinued, the option will be exercised automatically at the end of the purchase period.

  No employee can subscribe for shares under the Plan if, immediately after the grant of the option, the employee would own, or have outstanding options to purchase, five percent or more of our Common Stock. In addition, no subscription can occur if, as a result, the employee could purchase during any calendar year more than $25,000 worth of Common Stock (determined at the fair market value of the shares at the time of grant) under all OSI employee stock purchase plans. Finally, if the number of shares which would otherwise be under option at the beginning of an offering period exceeds the number of shares then available under the Plan, a pro rata allocation of the shares remaining will be made in as equitable a manner as is practicable.

WITHDRAWAL

  An employee can withdraw from an offering in whole, but not in part, by signing and delivering to us a notice of withdrawal. Withdrawal may be made at any time before the end of the offering period. Withdrawal by an employee automatically ends the employee's interest in the offering. If an employee withdraws from an offering period, payroll deductions will not resume at the beginning of the next offering period (as they otherwise would) unless the employee delivers a new subscription agreement.

TERMINATION OF EMPLOYMENT

  Termination of employment for any reason, including retirement or death, immediately ends participation in the Plan. If this occurs, payroll deductions credited to the employee's account are returned, without interest, either to the employee or, in the case of death, as specified by the employee in the subscription agreement.

CAPITAL CHANGES

  If OSI's capitalization is changed in any way without our receiving consideration (such as by a stock split or dividend) and the result changes the number of shares of our Common Stock, appropriate adjustment will be made in the number of shares that can be purchased and in the purchase price per share. If dissolution or liquidation of OSI is proposed, the current offering periods will end immediately before the transaction closes unless the Board provides otherwise. If OSI merges with or into another corporation, or substantially all of our assets are sold, each option under the Plan will be assumed or an equivalent option substituted by the successor corporation, its parent or a subsidiary. This will occur unless the Board, in its discretion, decides to shorten the offering periods then in progress so that the option can be exercised before the closing. Participants will be notified in writing at least 10 days before the end of a shortened offering period.

NONASSIGNABILITY

  No rights or accumulated payroll deductions can be pledged, assigned, transferred or otherwise disposed of by the employee other than by (a) will,
(b) the laws of descent and distribution, or (c) written designation of a beneficiary who is to receive the employee's shares or cash on the employee's death. OSI can treat any attempt to do so as an election to withdraw from the current offering period.

AMENDMENT AND TERMINATION OF THE PLAN

  The Board can amend or end the Plan at any time and for any reason. However, in most cases termination cannot affect options that have been granted nor can an amendment change an outstanding option to adversely affect a participant's rights. To the extent necessary to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or with Section 423 of the Code, or any other applicable law or regulation, we will obtain stockholder approval of amendments to the Plan in the manner and to the degree required. In all events, the Plan will end on July 31, 2005.

USE OF FUNDS

  Payroll deductions under the Plan do not accrue interest and can be used for any OSI corporate purpose.

AUTOMATIC TRANSFER TO LOWER PRICE OFFERING PERIOD

  To the extent permitted by law, if the fair market value of Common Stock on the last day of a purchase period is less than its fair market value on the first day of an offering period, all participants in the offering period will be automatically withdrawn after their option is exercised and re-enrolled in the next offering period.

CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION

  The Plan is intended to qualify under Section 423 of the Code. Under Section 423, no income is taxable to an employee until shares are sold or otherwise transferred. On sale or transfer, the employee will generally be taxed, with the amount of the tax depending on how long the stock has been held. If the sale or transfer takes place within two years after the first day of the offering period, or within one year after the shares are purchased, ordinary income will result. The amount of this income will be the lesser of (a) the excess of the fair market value of the shares when they are sold or transferred over their purchase price or (b) 15% of the fair market value of the shares at the start of the offering period. Additional gain will be treated as long-term capital gain. If these holding periods are not met, the amount of ordinary income will be the excess of the shares' fair market value when they are purchased over their purchase price. Additional gains or losses will be long-term or short-term capital gain or loss, depending on the holding period. Generally, OSI will have a deduction for the ordinary income recognized by employees if they sell or transfer shares before the end of these holding periods.

  This is only a summary of the federal income tax effects on OSI and a participant. It is not complete and does not discuss the tax consequences of a participants death. It also does not discuss the income tax laws of any municipality, state or foreign country in which a participant may reside.

PARTICIPATION IN THE PLAN

  Participation in the Plan is voluntary. Each eligible employee must elect to participate and must set the level of his or her payroll deductions. As a result, we cannot determine future purchases under the Plan. Nonemployee directors are not permitted to participate in the Plan.

  The following table has information about shares purchased during our fiscal year ended June 30, 1998, by each of our executive officers named in the Summary Compensation Table who participated in the Plan, all of our current executive officers as a group and all other employees who participated in the Plan as a group.

                                                          NUMBER OF
                                                           SHARES      DOLLAR
NAME OF INDIVIDUAL OR IDENTITY OF GROUP AND POSITION      PURCHASED VALUE ($)(1)
----------------------------------------------------      --------- ------------
Tom L. Johnson...........................................       --            --
Richard G. Vento.........................................       --            --
David M. Allen...........................................       --            --
Dan D. Line..............................................    2,739     19,849.26
James K.R. Souders.......................................    2,738     19,842.01
Philip N. Cardman........................................       --            --
Patric R. Olenczak.......................................       --            --
R. Jay West..............................................       --            --
All current executive officers as a group (7 persons)....    2,738     19,842.01
All other employees as a group...........................  588,802  2,545,197.49
All current non-executive directors*.....................       --            --

--------
 *  Not eligible to participate in the Plan
(1) Fair market value of shares on date of purchase minus the purchase price under the Plan

                                PROPOSAL THREE

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board has selected Deloitte & Touche LLP, independent auditors, to audit our consolidated financial statements for the fiscal year ending June 30, 1999, and recommends that you ratify that appointment. Even if the appointment is ratified, the Board may appoint new independent auditors at any time during the year if it determines that the change would be in the best interest of OSI and its stockholders. If there is a negative vote on ratification, the Board will reconsider its selection.

  Deloitte & Touche LLP has audited our financial statements annually since 1993. Representatives of Deloitte & Touche LLP have been invited to the Annual Meeting and will be given an opportunity to make a statement if they wish. We also expect that they will be available to respond to appropriate questions.

  THE BOARD RECOMMENDS A VOTE "FOR" RATIFYING DELOITTE & TOUCHE LLP AS OSI'S INDEPENDENT AUDITORS.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

  The following Summary Compensation Table contains information regarding the compensation of our Chief Executive Officers and our other most highly compensated officers for the fiscal years ended June 30, 1998, June 30, 1997, and June 30, 1996.

                          SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                        COMPENSATION AWARDS
                                                                       ---------------------
                                      ANNUAL COMPENSATION
                                ------------------------------------   RESTRICTED SECURITIES
NAME AND PRINCIPAL       FISCAL                                          STOCK    UNDERLYING      ALL OTHER
POSITION                  YEAR  SALARY($)     BONUS($) COMMISSION($)   AWARDS($)  OPTIONS(#)     COMPENSATION
------------------       ------ ---------     -------- -------------   ---------- ----------     ------------
Tom L. Johnson(1).......  1998        --           --          --          --           --              --
 Co-Chairman of the       1997    87,501           --          --          --           --              --
 Board,                   1996   350,004           --          --          --           --           3,875 (2)
 Co-Chief Executive
 Officer
Richard G. Vento(1).....  1998        --           --          --          --           --              --
 Co-Chairman of the       1997    87,501           --          --          --           --              --
 Board,                   1996   350,004           --          --          --           --           7,299 (2)
 Co-Chief Executive
 Officer
David M. Allen..........  1998   175,000       13,827          --          --           --              --
 Chief Financial          1997   168,381           77          --          --      275,000 (4)     114,358 (5)
 Officer; Vice            1996        -- (3)       --          --          --           --              --
 President, Finance and
 Administration
Philip N. Cardman.......  1998   203,750          155          --          --           --              --
 Vice President, General  1997   168,381           77          --          --      275,000 (4)      23,533 (7)
 Counsel and Secretary    1996    15,000 (6)       --          --          --           --           6,380 (7)
Dan D. Line.............  1998    95,000          155     562,129          --       40,000              --
 Vice President, Channel  1997    75,000          171     306,254          --      206,250 (8)       2,686 (2)
 Marketing and Sales      1996    74,157          609     184,734          --      100,000          2,2581 (2)
 Operations
Patric R. Olenczak .....  1998   132,033 (9)       --      53,706          --           --          16,627 (10)
 Vice President and       1997    59,487           --          --          --       50,000          22,646 (12)
 Managing                 1996        -- (11)      --          --          --           --              --
 Director, Europe,
 Middle East
 and Africa
James K.R. Souders......  1998   132,500        3,179     180,695          --      200,000          81,264 (13)
 Executive Vice           1997    71,000          155     136,270          --      192,500 (14)      1,447 (2)
 President,               1996    66,105          650     166,216          --      100,000           2,754 (2)
 Sales and Marketing
R. Jay West.............  1998    70,000          142     322,653          --       50,750              --
 Vice President, America  1997    65,244           77      58,215 (15)     --       24,250 (16)         --
 Sales                    1996        -- (17)      --          --          --           --              --

--------
(1) Messrs. Johnson and Vento resigned as Co-Chief Executive Officers of OSI in February 1996, but resumed those offices in April 1997 following the resignation of then Chief Executive Officer, Joseph T. Ambrozy. In fiscal year 1998, both served without compensation.
(2) Includes matching and other contributions made by OSI for the benefit of the named individuals under our 401(k) savings plan.
(3) Mr. Allen joined OSI as Vice President and Chief Financial Officer in July 1996.
(4) Includes grants of options to purchase 110,000 shares pursuant to the April 19, 1997, repricing of an option originally granted earlier in fiscal year 1997.
(5) Includes a relocation expense reimbursement of $114,358.
(6) Mr. Cardman joined OSI as Vice President, General Counsel and Secretary in May 1996.

 (7) Included in a total relocation expense reimbursement of $29,913.
 (8) Includes grants of options to purchase 161,250 shares pursuant to the April 19, 1997, repricing of options to purchase 141,250 shares and 20,000 shares originally granted in fiscal year 1996 and earlier in fiscal year 1997, respectively.
 (9) Mr. Olenczak is compensated in French francs. His compensation is translated to U.S. dollars for the purposes of this table using an average conversion rate for the period and includes $10,055 as an adjustment for fluctuation of the currency exchange rate.
(10) Includes a travel expense reimbursement of $16,627.
(11) Mr. Olenczak joined OSI as its Managing Director Europe, Middle East and Africa on January 16, 1997.
(12) Includes relocation expense reimbursement of $22,646.
(13) Includes a relocation expense reimbursement of $81,264.
(14) Includes grants of options to purchase 192,500 shares, pursuant to the April 19, 1997, repricing of options to purchase 27,500 shares originally granted in fiscal year 1995, 100,000 shares originally granted in fiscal year 1996 and 20,000 originally granted earlier in fiscal year 1997.
(15) Includes $30,000 advanced against sales commissions.
(16) Includes grants of options to purchase 5,000 shares pursuant to the April 19, 1997, repricing of options which were originally granted in fiscal year 1996.
(17) Mr. West joined OSI as Director, Sales South, in July 1996.

                       OPTION GRANTS IN FISCAL YEAR 1998

  The following table has information about options that were granted to the people named in the Summary Compensation Table during our fiscal year ended June 30, 1998.

                       OPTION GRANTS IN FISCAL YEAR 1998

                               INDIVIDUAL GRANTS

                                                                                   POTENTIAL
                                                                              REALIZABLE VALUE AT
                                                                                ASSUMED ANNUAL
                         NUMBER OF    PERCENTAGE OF                             RATES OF STOCK
                         SECURITIES   TOTAL OPTIONS                           PRICE APPRECIATION
                         UNDERLYING     GRANTED TO     EXERCISE               FOR OPTION TERM (1)
                          OPTIONS       EMPLOYEES      PRICE PER   EXPIRATION -------------------
NAME                      GRANTED     IN FISCAL 1998 SHARE (2) (3)    DATE       5%        10%
----                     ----------   -------------- ------------- ---------- --------- ---------
Tom L. Johnson..........       --            --             --            --         --        --
Richard G. Vento........       --            --             --            --         --        --
David M. Allen..........       --            --             --            --         --        --
Dan D. Line.............   40,000(4)       3.10%         8.375      12/31/07    210,680   533,904
James K.R. Souders......  200,000(5)      15.51%         8.375      12/31/08  1,189,819 3,103,971
Philip N. Cardman.......       --            --             --            --         --        --
Patric R. Olenczak......       --            --             --            --         --        --
R. Jay West.............   35,000(4)       2.72%         7.000       7/19/07    154,079   390,467
                           15,750(4)       1.22%         6.875       8/12/07     68,098   172,572

--------
(1) Potential realizable value is based on the assumption that Common Stock appreciates at the rate shown (compounded annually) from the date of grant until the ten year option term expires. These numbers are calculated based on SEC requirements and do not reflect our estimate of future stock price growth.
(2) Options have an exercise price equal to the fair market value of Common Stock on the date of grant, as determined by reference to the closing price reported on The Nasdaq National Market on the date of grant.
(3) The exercise price may be paid in cash, promissory note, by delivery of already-owned shares (subject to certain conditions) or under a cashless exercise procedure where the optionee gives irrevocable instructions to a broker to sell the purchased shares and to remit to OSI, out of the sale proceeds, the exercise price plus applicable withholding taxes.
(4) Options are exercisable as follows: 1/4 of the shares are exercisable one year from the date of grant and 1/48 of the shares are exercisable each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant.
(5) Options are exercisable as follows: 1/7 of the shares are exercisable one year from the date of grant and 1/84 of the shares are exercisable each month thereafter, with full vesting occurring on the seventh anniversary of the date of grant.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following table has information about the exercise of stock options in the last fiscal year by the people named in the Summary Compensation Table and the value of options held by them as of June 30, 1998.

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                         OPTIONS AT           IN- THE-MONEY OPTIONS
                           SHARES                     JUNE 30, 1998(#)       AT FISCAL YEAR END $(2)
                         ACQUIRED ON    VALUE     ------------------------- -------------------------
NAME                      EXERCISE*  REALIZED$(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ------------ ----------- ------------- ----------- -------------
Tom L. Johnson..........       --           --           --           --           --           --
Richard G. Vento........       --           --           --           --           --           --
David M. Allen..........   14,896       46,550       53,854       96,250       75,912      195,651
Dan D. Line.............       --           --      182,396      141,353      677,038      330,936
James K.R. Souders......   49,565      281,034      128,542      298,958      349,702      329,336
Philip N. Cardman.......       --           --       71,876       93,124      124,898      191,352
Patric R. Olenczak......       --           --       15,104       34,896       30,924       78,451
R. Jay West.............       --           --        8,010       66,990       20,137       65,489
George F. Schmitt.......       --           --       40,625       21,875           --           --
Dr. Kornel Terplan......       --           --        7,292        5,208           --           --

--------
(1) Market value of Common Stock at the exercise date minus the exercise price.
(2) Market value of Common Stock at fiscal year-end minus the exercise price.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  In June of 1996, David M. Allen entered into an agreement with OSI under which he was to receive a base salary of $175,000 per year to be reviewed annually. If Mr. Allen's employment is involuntarily terminated other than for cause, his base salary as then in effect will continue to be paid for a period of one year from his termination date. No unvested stock options will be vested.

  In May of 1996, Philip N. Cardman entered into an agreement with OSI under which he was to receive a base salary of $155,000 per year to be reviewed annually. If Mr. Cardman's employment is involuntarily terminated other than for cause, his base salary as then in effect will continue to be paid for a period of two years from his termination date. In addition, if Mr. Cardman's employment is voluntarily terminated, his base salary as then in effect will continue to be paid for a period of eighteen months from his termination date. No unvested stock options will be vested.

  In September of 1997, Jerry P. Johnson entered into an agreement with OSI under which he was to receive a base salary of $175,000 per year to be reviewed annually. If Mr. Johnson's employment is involuntarily terminated other than for cause, his base salary as then in effect will continue to be paid for a period of one year from his termination date. In addition, options that would have vested over the period ending one year from his termination date will be vested as of the date of termination.

  In December of 1996, Patrick R. Olenczak entered into an agreement with OSI under which he was to receive a base salary of $160,000 per year. His base salary is to be paid in French francs at an exchange rate to be determined on January 1 of each year in the absence of more than 5% variance in the applicable rate, in which case interim adjustments will be made. If Mr. Olenczak's employment is involuntarily terminated other than for cause, his base salary as then in effect will continue to be paid for a period of one year from his termination date. No unvested stock options will be vested. In addition, Mr. Olenczak has agreed that he will not compete with the activities of OSI for a period of one year following his termination.

  In January of 1998, James K.R. Souders entered into an agreement with OSI under which he is to receive a base salary of $175,000 per year to be reviewed annually. The term of the agreement is two years. If the agreement is not renewed within 30 days of its annual anniversary date, or if Mr. Souders' employment is terminated for any reason, his base salary will be paid for the then remaining term of the agreement. In addition options that would have vested over the then remaining term of the agreement will be vested. If his employment is involuntarily terminated at any time within 24 months of January 1998, OSI will also absorb any costs associated with the sale of Mr. Souders' residence in California.

COMPENSATION OF DIRECTORS

  Members of the Board do not receive compensation for their services as directors. Our 1995 Director Option Plan provides stock options to be granted to nonemployee directors ("Outside Directors"). Each Outside Director automatically receives an option to purchase 50,000 shares ("First Option") on the date he becomes an Outside Director. Thereafter, if he has then served on the Board for at least six months, the Outside Director is automatically granted an option to purchase 12,500 shares at the first meeting of the Board after each year's Annual Meeting of Stockholders. The options can be exercised only while the Outside Director remains a director. The First Option vests as to 25% of the shares on the first anniversary of the grant date and at the rate of 1/48th of the shares per month thereafter. Subsequent option grants vest as to 50% of the shares six months after the date of grant and as to 1/12th of the shares per month thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee ("Committee") consists of Messrs. Schmitt, Shantz, Terplan, Johnson and Vento.

  Mr. Johnson became Co-Chief Executive Officer of OSI in April 1997. Mr. Johnson also was Co-Chief Executive Officer from June 1989 until February 1996, President from May 1991 until June 1994, Chief Financial Officer from July 1989 until November 1993 and Vice President, Product Development, from July 1990 until July 1995.

  Mr. Vento became Co-Chief Executive Officer of OSI in April 1997. Mr. Vento was Co-Chief Executive Officer from June 1989 until February 1996, President from June 1994 until July 1995 and Vice President, Sales and Marketing, from July 1990 to June 1994.

REPORT OF THE COMPENSATION COMMITTEE

  The Committee reviews and approves OSI's executive compensation policies. The Committee also administers our various incentive plans, including the 1994 Stock Option Plan and the 1995 Employee Stock Purchase Plan, sets compensation policies applicable to our executive officers and evaluates the performance of those officers. Compensation for our executive officers, including base salary levels, potential bonuses and stock option grants are determined by the Committee at the beginning of the fiscal year. Below is a description of the policies and rationale the Committee applied in setting compensation for OSI's executive officers during the fiscal year ended June 30, 1998. Messrs. Johnson and Vento served as Co-Chief Executive Officers for fiscal year 1998 without compensation.

 Compensation Philosophy

  The underlying philosophy of our executive compensation is to maximize stockholder value over time. The primary goal of the executive compensation program is, therefore, to closely align the interests of our executive officers with those of our stockholders. To achieve this end, we attempt to
(a) offer compensation opportunities that attract and retain executives whose abilities are critical to our long-term success, (b) motivate individuals to perform at their highest level and reward outstanding achievement, (c) maintain a portion of an executive's total compensation at risk, tied to achieving financial, organizational and management performance goals, and (d) encourage executives to manage from the perspective of owners with an equity stake in OSI. The Committee currently uses base salary, cash incentives and stock options to meet these goals.

 Base Salary and Commissions

  We use base salary primarily as a device to attract, motivate, reward and retain highly skilled executives. The Committee reviewed and approved fiscal 1998 base salaries for the executive officers at the beginning of the fiscal year. Salaries were set based on the executive officer's job responsibilities, level of experience, individual performance, contribution to our business, our financial performance for the past year and recommendations from management. The Committee also took into account the salaries for similar positions at comparable companies, based on the industry experience of the Committee members and on input from independent compensation specialists it had hired to assist in the process. In reviewing base salaries, the Committee focused significantly on each executive officer's prior performance with OSI and expected contribution to our future success. It also focused on a group of comparable companies in the high technology sector, as identified by its independent consultants. In making its decisions, the Committee exercised its discretion and judgment using the factors described above. No specific formula was applied to determine the weight of each factor.

  Commissions are paid only to those of our executive officers who have a direct responsibility for sales. In setting commission rates for sales executives, the Committee evaluated both what we had done in the past and the approach taken by comparable high technology companies. Here again, comparable companies were identified based on the industry experience of each individual Committee member and on information provided by the independent compensation specialists.

 Annual Cash Incentives

  Bonuses for executive officers are based on qualitative and quantitative factors. They are intended to motivate and reward executive officers by directly linking the amount of their bonus to specific OSI-based performance targets. The factors are also intended to reflect the Committee's belief that a portion of each executive's compensation should be contingent on our performance. To carry out this philosophy, at the beginning of the fiscal year the Board reviewed and approved the financial budget for the year and established performance targets. The Committee then set target bonuses for each executive officer as a percentage of the officer's base salary. Bonuses were dependent on the achievement of performance targets which were tied to different indicators of performance such as our operating results. The Committee evaluated the completion of performance targets and approved a performance rating relative to the goals completed. Scoring was influenced by the Committee's perception of the relative importance of the various corporate goals. The Committee believes that this bonus structure provides an excellent link between our earnings performance and the incentives that are received by our executives.

 Stock Options

  The Committee provides executive officers with long-term incentive compensation through grants of stock options under OSI's 1994 Stock Option Plan. Stock options provide executive officers with an opportunity to purchase and maintain an equity interest in OSI and thereby share in any appreciation in the value of our Common Stock. The Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. In addition, vesting periods are set to that encourage key executives to stay with OSI. To date, all options granted to executive officers have been at fair market value on the date of grant. Option grants are subjective, but are based on factors such as the executive's relative position, responsibilities at OSI, individual performance over the previous fiscal year and anticipated contribution to the attainment of our long-term strategic goals. Stock options granted in prior years are also taken into consideration. The Committee views stock option grants as an important component of its long-term, performance-based compensation philosophy.

SECTION 162(M)

  The Board has considered the potential future effects of Section 162(m) of the Code on the compensation paid to our executive officers. Section 162(m) disallows a public company from taking tax deductions for compensation paid to an executive officer named in the Proxy Statement to the extent the compensation is more than $1 million in any taxable year. The only exception is if the compensation is performance-based. We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation we pay to our executive officers for an exemption from the deductibility limitations of
Section 162(m).

                                          Respectfully submitted by:

                                          Tom L. Johnson
                                          George F. Schmitt
                                          Jonathan B. Shantz
                                          Dr. Kornel Terplan
                                          Richard G. Vento

PERFORMANCE GRAPH

  The following graph compares the annual percentage change in the cumulative return to the stockholders of our Common Stock with the cumulative return of The Nasdaq Stock Market--US Index and of the Hambrecht & Quist Communications Index. The period shown begins December 1, 1995, the date we began reporting under the Securities Exchange Act of 1934, as amended and, ending on June 30, 1998. Returns are weighted based on market capitalization at the beginning of each fiscal year.

                  COMPARISON OF 31-MONTH CUMULATIVE RETURN ON
          AMONG OBJECTIVE SYSTEMS INTEGRATORS, INC. THE NASDAQ STOCK
        MARKET-US INDEX AND THE HAMBRECHT & QUIST COMMUNICATIONS INDEX

                                        Cumulative Total Return
                           --------------------------------------------------
                            12/1/95       6/96         6/97             6/98
OBJECTIVE SYSTEMS
INTEGRATORS, INC.            100.00     192.11        45.39            38.82
NASDAQ STOCK MARKET (U.S.)   100.00     113.03       137.43           181.40
HAMBRECHT & QUIST
COMMUNICATIONS               100.00     110.00       109.94           133.14

  The graph assumes that on December 1, 1995, $100 was invested in each of our Common Stock, The Nasdaq Stock Market--US Index and the Hambrecht & Quist Communications Index. It also assumes that all dividends were reinvested. No dividends have been declared or paid on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

  The information contained above under the captions "Report of the Compensation Committee" and "Performance Graph" will not be deemed "soliciting material" or have been "filed" with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1993 (the "Securities Act") or the Exchange Act, except to the extent that we specifically incorporate it by reference.

CERTAIN TRANSACTIONS

  In September 1995, OSI entered into a business relationship with (a) Japan Associated Finance Co., Ltd. ("JAFCO") and (b) Quantum Industrial Partners LDC, the principal operating subsidiary of Quantum Industrial Holdings Ltd., an investment fund advised by Soros Fund Management, a private investment firm owned by George Soros and S-C Phoenix Holdings, L.L.C., an investment vehicle owned by affiliates of Mr. Soros and Dr. Purnendu Chatterjee ("Chatterjee/Soros") principally for the development of OSI's business in Japan, India and Southeast Asia. (JAFCO and Chatterjee/Soros are collectively referred to as "Investors"). In conjunction with this relationship, Messrs. Vento and Johnson, each sold 909,091 shares of Common Stock to the investors. Under the terms of a Shareholder Rights Agreement among OSI, Mr. Johnson, Mr. Vento and the Investors ("Shareholder Rights Agreement"), the Investors had certain Board observation rights which have since lapsed. Mr. Schmitt was originally elected to the Board in connection with those rights. Under the Shareholder Rights

Agreement, at the request of the Investors, OSI will register for public resale the shares of Common Stock that the Investors hold. In addition, if OSI proposes to register shares of Common Stock for sale to the public, the Investors and Messrs. Vento and Johnson can (subject to quantity limitations determined by the underwriters if the offering involves an underwriting) request that we register for public resale their shares of Common Stock. The Investors together may include shares in the registration totaling at least one-third of the aggregate shares included by the Investors and Messrs. Vento and Johnson. All fees and expenses incurred in connection with registration will be borne by OSI, except for underwriting discounts and commissions relating to shares sold, which will be borne by the seller. OSI and the sellers have agreed to indemnify each other against certain liabilities in connection with registration, including liabilities under the Securities Act.

  In April 1998 OSI entered into a short term loan agreement with James K.R. Souders, OSI's Executive Vice President, Sales and Marketing, in the amount of $400,000 to facilitate his relocation to California. The loan was fully secured, no interest accrued and it was repaid in full in June of 1998.

  We believe that these transactions were made on terms no less favorable to OSI than could have been obtained from unaffiliated third parties. All future transactions, including loans, between OSI and its officers, directors, principal stockholders and their affiliates, will be approved by a majority of the Board, including a majority of independent and disinterested outside directors, and will continue to be on terms no less favorable to OSI than could be obtained from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires our executive officers and directors, and people who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based on our review of the forms we have received, or written representations from various of our reporting persons, we believe that our executive officers and directors complied with all applicable filing requirements in fiscal 1998, with the following exceptions: Mr. Johnson was late in reporting on a Form 5 two transactions involving a distribution of shares from a limited liability company Mr. Johnson controls to himself and three individuals and entities whose holdings Mr. Johnson reports along with his own holdings. The limited liability company which received these shares was also late in reporting this transaction on a Form 4. Finally, Mr. Johnson was also late in reporting on a Form 4 a transfer of some of the distributed shares to two estate planning trusts. Mr. Vento was late in reporting on a Form 5 two transactions involving a distribution of shares from a limited liability company Mr. Vento controls to himself and four individuals and entities whose holdings Mr. Vento reports along with his own holdings. The limited liability company which received these shares was also late in reporting this transaction on a Form 4. Finally, Mr. Vento was late in reporting on a Form 5 a transfer to two charitable trusts and was late in reporting on a Form 4 some of the distributed shares to two estate planning trusts.

                                 OTHER MATTERS

  We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the people named in the enclosed form of Proxy to vote the shares they represent as the Board recommends.

THE BOARD OF DIRECTORS

Dated: October 16, 1998

                      OBJECTIVE SYSTEMS INTEGRATORS, INC.

                       1995 EMPLOYEE STOCK PURCHASE PLAN
                     (AS AMENDED THROUGH JANUARY 17, 1998)

  The following is the 1995 Employee Stock Purchase Plan of Objective Systems Integrators, Inc.

 1. PURPOSE. The purpose of the Plan is to provide employees of Objective Systems Integrators, Inc. and its Designated Subsidiaries with an opportunity to purchase OSI's Common Stock through accumulated payroll deductions. It is intended that this Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, will be construed to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

 2. DEFINITIONS.

  (a) BOARD. The Board of Directors of Objective Systems Integrators, Inc.

  (b) CODE. The Internal Revenue Code of 1986, as amended.

  (c) COMMON STOCK. The Common Stock of Objective Systems Integrators, Inc..

  (d) OSI. Objective Systems Integrators, Inc. and any of its Designated Subsidiaries.

  (e) COMPENSATION. All of a Participant's W-2 compensation.

  (f) DESIGNATED SUBSIDIARIES. Each Subsidiary which has been designated by the Board, from time to time and in its sole discretion, as eligible to participate in the Plan.

  (g) EMPLOYEE. An individual who is employed by OSI for tax purposes and whose customary employment with OSI is at least 20 hours per week and at least five months in any calendar year. For purposes of the Plan, the employment relationship will be treated as continuing intact while an individual is on sick leave or other leave of absence approved by OSI. If the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have ended on the 91st day of the leave.

  (h) ENROLLMENT DATE. The first day of each Offering Period.

  (i) EXERCISE DATE. The last day of each Purchase Period.

  (j) FAIR MARKET VALUE. As of any date, the value of Common Stock determined as follows:

    (1) If the Common Stock is listed on an established stock exchange or a national market system, Fair Market Value will be the closing sale price (or the mean of the closing bid and asked prices, if no sales were reported), as quoted on the exchange (or the exchange with the greatest volume of trading in Common Stock) or system on the date of the determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

    (2) If the Common Stock is quoted on the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation System (but not on the Nasdaq National Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of the determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

    (3) In the absence of an established market for the Common Stock, Fair Market Value will be determined in good faith by the Board.

    (4) For purposes of the Enrollment Date for the first Offering Period, Fair Market Value will be the price to the public as set forth in the final Prospectus included in the Registration Statement (Form

       S-1) filed with the Securities and Exchange Commission for the initial public offering of OSI's Common Stock.

  (k) OFFERING PERIOD. The period of approximately 24 months during which an option granted under the Plan may be exercised, beginning on the first Trading Day on or after May 1 and November 1 of each year and ending on the last Trading Day of the period two years later. The first Offering Period will begin on the effective date of OSI's initial public offering of Common Stock registered with the Securities and Exchange Commission and will end on the last Trading Day on or before October 31, 1997. The duration and timing of Offering Periods may be changed under Section 4.

  (l) PLAN. This Employee Stock Purchase Plan.

  (m) PURCHASE PRICE. An amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

  (n) PURCHASE PERIOD. The approximately six-month period beginning after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of an Offering Period will begin on the Enrollment Date and end with the next Exercise Date.

  (o) RESERVES. The number of shares of Common Stock covered by each option under the Plan which have not yet been exercised plus the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

  (p) SUBSIDIARY. A corporation, domestic or foreign, of which not less than 50% of the voting shares are held by OSI or a Subsidiary, whether or not that corporation now exists or is later organized or acquired by OSI or a Subsidiary.

  (q) TRADING DAY. A day on which national stock exchanges and the Nasdaq System are open for trading.

 3. ELIGIBILITY.

  (a) Any Employee who is employed by OSI on a given Enrollment Date is eligible to participate in the Plan.

  (b) Any provisions of the Plan to the contrary notwithstanding, no Employee will be granted an option under the Plan (1) if, immediately after the grant, the Employee (or any other person whose stock would be attributed to the Employee under Section 424(d) of the Code) would own capital stock of OSI and/or hold outstanding options to purchase such stock possessing five percent or more of the total combined voting power or value of all classes of OSI's capital stock or that of any Subsidiary, or (2) which permits the Employee's rights to purchase stock under all employee stock purchase plans of OSI and its subsidiaries to accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) for each calendar year in which the option is outstanding at any time.

 4. OFFERING PERIODS. The Plan will be implemented by consecutive, overlapping Offering Periods, with a new Offering Period beginning on the first Trading Day on or after May 1 and November 1 each year, or on such other date as the Board determines, and continuing thereafter until terminated in accordance with Section 19. The first Offering Period will begin on the Effective Date of OSI's initial public offering of Common Stock registered with the Securities and Exchange Commission. The Board may change the duration of Offering Periods (including their commencement dates) for future offerings without shareholder approval if the change is announced at least five days before the scheduled beginning of the first Offering Period to be affected.

 5. PARTICIPATION.

  (a) An eligible Employee may become a Participant in the Plan (a "Participant") by completing a subscription agreement in the form of Exhibit A to this Plan and filing it with OSI's payroll office before the applicable Enrollment Date.

  (b) Payroll deductions for Participants will begin on the first payroll after the Enrollment Date and will end on the last payroll in the Offering Period to which the authorization is applicable, unless sooner terminated by a Participant under Section 10.

 6. PAYROLL DEDUCTIONS.

  (a) At the time a Participant files a subscription agreement, the Participant will elect to have payroll deductions made on each pay day during the Offering Period. Deductions may not exceed 15% of the Compensation which the Participant receives on each pay day. The aggregate of all payroll deductions during an Offering Period may not exceed 15% of the Participant's Compensation during the Offering Period.

  (b) Payroll deductions will be credited to a Participant's account under the Plan and will be withheld in whole percentages only. Participants may not make any additional payments into their accounts.

  (c) Participants may stop participating in the Plan as provided in Section
      10. They may also increase or decrease their rate of payroll deductions once during a Purchase Period by filing a new subscription agreement with OSI authorizing the change. The Board may, in its discretion, limit the number of rate changes during any Purchase Period. Rate changes will be effective with the first full payroll period that begins at least five business days after OSI receives the new subscription agreement unless OSI elects to process a given change more quickly. Subscription agreements will remain in effect for successive Offering Periods unless terminated under Section 10.

  (d) Notwithstanding the foregoing, to the extent necessary to comply with
      Section 423(b)(8) of the Code and Section 3(b) of this Plan, a Participant's payroll deductions may be decreased to 0% during a Purchase Period ("Current Purchase Period") if the sum of all payroll deductions previously used to purchase stock under the Plan in an earlier Purchase Period ending during the same calendar year, plus all payroll deductions accumulated for the Current Purchase Period, equals $21,250. Thereafter, payroll deductions will recommence at the beginning of the first Purchase Period which ends in the next calendar year and at the rate in the Participant's subscription agreement, unless terminated by the Participant under Section 10.

  (e) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, Participants must make adequate provision for OSI's federal, state, or other tax withholding obligations, if any, which arise on the exercise of the option or the disposition of the Common Stock. OSI may, but will not be obligated to, withhold from a Participant's compensation at any time the amount necessary for it to meet applicable withholding obligations, including withholding required to make available to OSI any tax deductions or benefits attributable to the Participant's sale or early disposition of Common Stock.

 7. GRANT OF OPTION. On the Enrollment Date of each Offering Period, eligible Employees participating in the Offering Period will be granted an option to purchase on each Exercise Date during the Offering Period (and at the applicable Purchase Price) up to a whole number of shares of Common Stock determined by dividing the payroll deductions accumulated by the Employee before the Exercise Date and retained in the Employee's account as of the Exercise Date, by the applicable Purchase Price. The preceding sentence notwithstanding, (a) no Participant can purchase during a Purchase Period more than a number of shares determined by dividing $12,500 by the Fair Market Value of a share of Common Stock on the Enrollment Date, and (b) all purchases will be subject to the limitations in Sections 3(b) and 12. Exercise of the option will occur as provided in Section 8 (unless the Participant has withdrawn under Section 10) and will expire on the last day of the Offering Period.

 8. EXERCISE OF OPTION. Unless a Participant withdraws from the Plan under
    Section 10, the option to purchase shares will be exercised automatically on the Exercise Date. The maximum number of whole shares subject to option will be purchased for each Participant at the applicable Purchase Price with the accumulated payroll deductions in the Participant's account. No fractional shares will be purchased. Any payroll deductions accumulated in the Participant's account which are insufficient to purchase a whole share will be retained for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal under Section 10. Any other money left over in a Participant's account after the Exercise Date will be returned. During a Participant's lifetime, only the Participant can exercise the option to purchase shares under the Plan.

 9. DELIVERY. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, OSI will arrange for the delivery to each Participant, as appropriate, of a certificate representing the shares purchased on exercise of the option.

10. WITHDRAWAL AND TERMINATION OF EMPLOYMENT.

  (a) At any time, Participants may withdraw all but not less than all of the payroll deductions credited to their account and not yet used to exercise an option under the Plan. Withdrawal will be effected by giving OSI notice in the form of Exhibit B. All of the payroll deductions credited to a Participant's account will be paid to the Participant promptly after OSI receives notice of withdrawal, the Participant's option for the Offering Period will automatically be terminated and no further payroll deductions for the purchase of shares will be made for the Offering Period. If a Participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the next Offering Period unless the Participant has delivered a new subscription agreement to OSI.

  (b) On ceasing to be an Employee for any reason, Participants are deemed to have withdrawn from the Plan. The payroll deductions credited to the Participant's account during the Offering Period but not yet used to exercise the option will be returned to the Participant (or, in the case of the Participant's death, to the person entitled to them under
      Section 14) and the Participant's option will automatically be terminated. The preceding sentences notwithstanding, Participants who receive payment in lieu of termination notice will be treated as continuing to be Employees for their customary number of hours per week of employment during the period in which they are subject to the payment in lieu of notice.

11. INTEREST. No interest will accrue on the payroll deductions of Participants.

12. COMMON STOCK.

  (a) The maximum number of shares of Common Stock that will be made available for sale under the Plan is 1,487,500, subject to adjustment on changes in OSI's capitalization as provided in Section 18. If, on any Exercise Date, the number of shares for which options are to be exercised exceeds the number of shares then available under the Plan, OSI will make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as practicable and as it determines to be equitable.

  (b) Participants will have no interest or voting right in shares covered by their options until the options have been exercised.

  (c) Shares to be delivered to Participants under the Plan will be registered in the name of each Participant or in the name of each Participant and his or her spouse.

13. ADMINISTRATION. The Plan will be administered by the Board or a committee of the Board duly appointed by the Board (either, as applicable, being referred to as the "Board"). The Board will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision or determination made by the Board will, to the fullest extent permitted by law, be final and binding on all parties.

14. DESIGNATION OF BENEFICIARIES.

  (a) A Participant may file a written designation of a beneficiary who is to receive the shares and cash, if any, from the Participant's account if the Participant dies after an Exercise Date but before the shares and cash have been delivered to the Participant. A Participant may also file a written designation of a beneficiary who is to receive any cash from the Participant's account if the Participant dies before the option is exercised. If a Participant is married and the designated beneficiary is not his or her spouse, spousal consent will be required for these designations to be effective.

  (b) Participants may change their designated beneficiary at any time by notice to OSI. If a Participant dies and there is no validly designated beneficiary who is living at that time, OSI will deliver the shares and/or cash to the executor or administrator of the Participant's estate. If no executor or administrator has been appointed to OSI's knowledge, then OSI, in its discretion, may deliver the shares and/or cash to the spouse or to any one or more of the Participant's dependents or relatives. If no spouse, dependent or relative is known to OSI, then OSI, in its discretion, may deliver the shares and/or cash to such other person as OSI designates.

15. TRANSFER. Participants may not assign, transfer, pledge or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14) either payroll deductions credited to their account or any rights with regard to the exercise of options or the receipt of shares under the Plan. Any attempt at assignment, transfer, pledge or other disposition will be without effect, except that OSI may treat the attempt as an election to withdraw from an Offering Period under Section 10.

16. USE OF FUNDS. All payroll deductions received or held by OSI under the Plan may be used by OSI for any corporate purpose. OSI will not be obligated to segregate payroll deductions.

17. REPORTS. Individual accounts will be maintained for each Participant. Statements of account will be given to each Participant at least once per year,. These statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18. ADJUSTMENTS ON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.

  (a) Subject to any required action by OSI's stockholders, the Reserves and the price per share of Common Stock covered by unexercised options under the Plan will be proportionately adjusted for any change in the number of issued shares of Common Stock as a result of a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of shares of Common Stock effected without OSI receiving consideration. For purposes of the Plan, however, the conversion of any convertible securities of OSI will not be deemed to have been "effected without receipt of consideration". This adjustment will be made by the Board, whose determination will be final and binding. Except as provided in the Plan, no issuance by OSI of any class of stock or securities convertible into shares of any class of stock, will affect (and no adjustment by reason of such an issuance will be made with respect to) the number or price of Common Stock under option.

  (b) Unless otherwise provided by the Board, if dissolution or liquidation of OSI is proposed, the Offering Periods will end immediately before the proposed action is consummated.

  (c) If a sale of all or substantially all of OSI's assets or a merger of OSI with or into another corporation is proposed, each option under the Plan will be assumed (or an equivalent option will be substituted by) the successor corporation, its parent or one of its subsidiaries, unless the Board determines, in its sole discretion and in lieu of the assumption or substitution, to shorten the Offering Periods then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Board sets a mew Exercise Date, it will notify each Participant in writing, at least 10 business days before the New Exercise Date. This notice will set forth that the Exercise Date has been changed to the New Exercise Date and that options will be exercised automatically on the New Exercise Date, unless before that date the Participant has withdrawn from the Offering Period as provided in Section 10. For purposes of this Subsection, an option will be deemed to have been assumed if, after the sale or merger, the option confers the right to purchase, for each share of Common Stock subject to the option immediately before the transaction, the same consideration (whether stock, cash or other securities or property) received in the transaction by holders of Common Stock for each share of their Common Stock. In making this determination, if the holders of Common Stock were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock will apply. Notwithstanding the preceding sentences, if the consideration received in the transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received on exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the transaction.

19. AMENDMENT OR TERMINATION.

  (a) The Board may, at any time and for any reason, amend or terminate the Plan. Except as provided in Section 18, (1) no amendment may make any change in an option previously granted which adversely affects the rights of a Participant, and (b) no termination can affect options previously granted, except that the Board may terminate an Offering Period on any Exercise Date if it determines that termination of the Plan is in the best interests of OSI and its stockholders. To the extent necessary to comply with any applicable law, rule or regulation, OSI will obtain all required stockholder approvals for amendments to the Plan.

  (b) Without stockholder consent and without regard to whether any Participant rights have been "adversely affected," the Board may change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in OSI's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation, and establish such other limitations or procedures as the Board determines, in its sole discretion, to be advisable and consistent with the Plan.

20. NOTICES. All notices or other communications by a Participant to OSI in connection with the Plan will be in writing and will be deemed to have been duly given when received in the form specified by OSI and at the location, or by the person, designated by OSI to receive it.

21. CONDITIONS ON ISSUANCE OF SHARES.

  (a) Shares will not be issued with respect to an option unless the exercise of the option and the issuance and delivery of the shares complies with all applicable provisions of law, domestic or foreign, and has been approved in respect of that compliance by counsel to OSI. This includes, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under both, and the requirements of any stock exchange on which the Common Stock may then be listed.

  (b) If a representation is required in the opinion of OSI's counsel, then OSI may require the person exercising an option to represent and warrant, as a condition of exercise and at the time of exercise, that the Common Stock is being purchased only for investment and without any present intention to sell or distribute it.

22. TERM OF PLAN. The Plan will become effective on the earlier of its adoption by the Board or its approval by the stockholders of OSI. It will continue in effect for a term of 10 years unless sooner terminated under Section 19.

23. AUTOMATIC TRANSFER TO LOWER PRICE OFFERING PERIOD. To the extent permitted by applicable law, if the Fair Market Value of the Common Stock on an Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of the Offering Period, then all Participants in the Offering Period will be automatically withdrawn from that Offering Period immediately after the exercise of their options on the Exercise Date and automatically re-enrolled in the immediately following Offering Period as of its first day.

                                   EXHIBIT A

                      OBJECTIVE SYSTEMS INTEGRATORS, INC.

                       1995 EMPLOYEE STOCK PURCHASE PLAN

                            SUBSCRIPTION AGREEMENT

[_] Original Application                           Enrollment Date:
[_] Change in Payroll Deduction Rate
[_] Change of Beneficiary(ies)

1. elects to participate in the Objective Systems Integrators, Inc. 1995 Employee Stock Purchase Plan (the "Plan") and subscribes to purchase shares of OSI's Common Stock in accordance with this Subscription Agreement and the Plan.

2. I hereby authorize payroll deductions from each paycheck in the amount of of my Compensation on each payday (1-15%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)

3. I understand that these payroll deductions will be accumulated for the purchase of OSI Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

4. I have received a copy of the complete Plan. I understand that my participation in the Plan is in all respects subject to the terms of the Plan. I understand that my ability to exercise the option under this Subscription Agreement is subject to obtaining shareholder approval of the Plan.

5. Shares purchased for me under the Plan should be issued in the name(s) of (Employee or Employee and spouse only):
                                       .

6. I understand that if I dispose of any shares received by me under the Plan within 2 years after the Enrollment Date (the first day of the Offering Period during which I purchased the shares) or one year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased over the price which I paid for them. I agree to notify OSI in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise on the disposition of the Common Stock. OSI may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to OSI any tax deductions or benefits attributable to my sale or early disposition of Common Stock. If I dispose of shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of disposition, and this such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition over my purchase price, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on disposition will be taxed as capital gain.

7. I agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement depends on my eligibility to participate in the Plan.

8. If I die, I designate the following as my beneficiary(ies) to receive all payments and shares due me under the Plan:

  NAME: (Please print) ______________________________________________________
                       (First)     (Middle)     (Last)

                       _________________________________________________________
                       Relationship


                       _________________________________________________________

                       _________________________________________________________

                       _________________________________________________________
                       Address

  Employee's Social
  Security Number:     _________________________________________________________

  Employee's Address:  _________________________________________________________

                       _________________________________________________________

                       _________________________________________________________

  I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS I TERMINATE IT.

Dated:                 _________________________________________________________
                       Signature of Employee

                       _________________________________________________________
                       Spouse's Signature (If beneficiary other than spouse)

                                   EXHIBIT B

                      OBJECTIVE SYSTEMS INTEGRATORS, INC.

                       1995 EMPLOYEE STOCK PURCHASE PLAN

                             NOTICE OF WITHDRAWAL

  The undersigned Participant in the Offering Period of the Objective Systems Integrators, Inc. 1995 Employee Stock Purchase Plan which began on
            , 19     (the "Enrollment Date") gives notice to OSI of his or her
election to withdraw from the Offering Period. The Participant directs OSI to pay to the Participant as promptly as practicable all the payroll deductions credited to the Participant's account with respect to that Offering Period. The Participant understands and agrees that the option for this Offering Period will be automatically terminated. The Participant also understands and agrees that no further payroll deductions will be made for the purchase of shares in the current Offering Period. The Participant will be eligible to participate in succeeding Offering Periods only by delivering a new Subscription Agreement to OSI.

                                          Name and Address of Participant:

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________

                                          Signature:

                                          _____________________________________

                                          Date:  _____________________________

PROXY                                                                      PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                      OBJECTIVE SYSTEMS INTEGRATORS, INC.
                      1998 ANNUAL MEETING OF STOCKHOLDERS

                               NOVEMBER 18, 1998

     The undersigned stockholder of OBJECTIVE SYSTEMS INTEGRATORS, INC., a Delaware corporation, acknowledges receipt of the Notice of Meeting of Stockholders and Proxy Statement, each dated October 16, 1998, and appoints Tom
L. Johnson, Richard G. Vento, David M. Allen and Philip N. Cardman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Meeting of Stockholders of OBJECTIVE SYSTEMS INTEGRATORS, INC. to be held on November 18, 1998, at 10:00 a.m. local time, at the Lake Natoma Inn, 702 Gold Lake Drive, Folsom, California 95630, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT TO 1995 EMPLOYEE STOCK PURCHASE PLAN, FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON ANY OTHER MATTERS AS PROPERLY COME BEFORE THE MEETING.


                                      (Continued and to be signed on other side)

                             FOLD AND DETACH HERE

                                                         [ ]  Please mark
                                                              your votes
                                                              as indicated


                                                WITHHELD
                                    FOR         FOR ALL                                               FOR    AGAINST    ABSTAIN
1.  Election of Directors           [ ]           [ ]       2.  Amendment of 1995 Employee            [ ]      [ ]        [ ]
                                                                Stock Purchase Plan to increase
    If you wish to withhold authority                           the number of shares reserved for
    to vote for any individual nominee,                         grant thereunder
    strike a line through that nominee's
    name in the list below:
                                                            3.  Ratification of Deliotte & Touche     [ ]      [ ]        [ ]
            Tom L. Johnson                                      as the independent auditors of the
            Richard G. Vento                                    Company for the fiscal year ending
            George F. Schmitt                                   June 30, 1999.
            Jonathan B. Shantz
            Kornel Terplan
                                                                And in their discretion, upon such other matter or
                                                                matters which may properly come before the
                                                                meeting or adjournment or adjournments thereof.


Signature(s)                                           Date

  (This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)



                               FOLD AND DETACH